MUNIHOLDINGS FLORIDA INSURED V, INC.

FILE # 811-9331

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
2/10/00	Palm Bch Co. FL Sch Brd 6.25 8/1/25	$3,000,000	$155,000,000	Salomon Smith Barney
2/18/00	FL Hsg Fin Corp 6.25 7/1/22	$3,225,000	$47,754,704	William R. Hough
3/20/00	Puerto Rico Comwlth 6.0 7/1/29	$2,000,000	$530,910,993	Goldman Sachs
5/26/00	PR Hwy 6.0 7/1/26	$1,000,000	$575,685,000	Salomon Smith Barney
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